Exhibit 10.4

NUZEE, INC.

RESTRICTED STOCK AWARD AGREEMENT

(2013 EQUITY INCENTIVE PLAN)

This Stock Award Agreement (the “Agreement”) is entered into as of [DATE], (the “Grant Date”), by and between NuZee, Inc., a Nevada corporation (the “Company”), and [NAME] (“Participant”) pursuant to the Company’s 2013 Equity Incentive Plan (the “Plan”). Any capitalized term not defined in this Agreement shall have the same meaning ascribed to it in the Plan.

1.	Grant of Restricted Stock. The Company hereby grants to Participant an award of [NUMBER] shares of Restricted Stock (the “Award”). The shares of Restricted Stock granted pursuant to the Award shall be issued in the form of book entry Shares in the name of Participant as soon as reasonably practicable after the Grant Date and shall be subject to the execution and return of this Agreement by the Participant to the Company.

2.	Restrictions on Transfer. Unless otherwise determined by the Administrator, the shares of Restricted Stock issued under this Agreement may not be sold, transferred or otherwise disposed of and may not be pledged or otherwise hypothecated until all restrictions on such shares of Restricted Stock shall have lapsed in the manner provided in Section 3, 4 or 5 hereof.

3.	Lapse of Restrictions Generally. Except as provided in Sections 4, 5 and 6 hereof, the number of shares of Restricted Stock issued hereunder shall vest as follows, provided the Participant’s Continuous Service has not terminated on each such applicable date: (i) one-third (1/3) of the shares of Restricted Stock will vest on the Grant Date, (ii) one-third (1/3) of the shares of Restricted Stock will vest on the first anniversary of the Grant Date and (iii) one-third (1/3) of the shares of Restricted Stock will vest on the second anniversary of the Grant Date. For the avoidance of doubt, (i) [______] shares of Restricted Stock will vest on the Grant Date, (ii) [________] shares of Restricted Stock will vest on the first anniversary of the Grant Date and (iii) [________] shares of Restricted Stock will vest on the second anniversary of the Grant Date.[1]

4.	Effect of Certain Terminations of Continuous Service. If Participant’s Continuous Service is terminated by the Company without Cause, all shares of Restricted Stock which have not become vested in accordance with Section 3 or 5 hereof shall vest as of the date of the termination of the Participant’s Continuous Service. For purposes of this Agreement, “Cause” shall mean:

a.	Participant’s commission of a felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof;

b.	Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company or an Affiliated Company;

c.	Participant’s intentional, material violation of any contract or agreement between Participant and the Company or Affiliated Company or of any statutory duty owed to the Company or any Affiliated Company;

d.	Participant’s unauthorized use or disclosure of the Company’s or any Affiliated Company’s confidential information or trade secrets;

e.	Participant’s gross negligence or willful misconduct;

1 Note to Draft: The vesting schedule may be changed to reflect the actual terms of the award.

f.	Participant’s action which constitutes “Cause” under his or her applicable employment or consulting agreement.

The determination that a termination of Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that Participant’s Continuous Service was terminated by reason of dismissal without Cause for the purposes of shares of Restricted Stock held by Participant shall have no effect upon any determination of the rights or obligations of the Company or Participant for any other purpose. If, subsequent to Participant’s termination of Continuous Service, it is discovered that Participant could have been terminated for Cause, Participant shall, at the election of the Company, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred. In such event, any amounts or Shares received under this Agreement shall be returned to the Company within thirty (30) days of the Company’s written demand.

5.	Effect of Change in Control. In the event of a Change in Control at any time on or after the Grant Date, provided Participant’s Continuous Service has not terminated from the Date of Grant through the effective date of the Change in Control, all shares of Restricted Stock which have not become vested in accordance with Section 3 or 4 hereof shall vest as of the effective date of the Change in Control.

6.	Forfeiture of Restricted Stock. Any and all shares of Restricted Stock which have not become vested in accordance with Section 3, 4 or 5 hereof shall be forfeited and shall revert to the Company upon the termination by the Participant, or the Company, of the Participant’s Continuous Service for any reason other than those set forth in Section 4 hereof prior to such vesting.

7.	Delivery of Restricted Stock. Evidence of book entry Shares with respect to shares of Restricted Stock which have vested pursuant to Section 3, 4 or 5 hereof or, if requested by Participant prior to vesting, a stock certificate with respect to such shares of Restricted Stock, shall be delivered to the Participant as soon as practicable following the date on which the shares of Restricted Stock have vested and are free of all restrictions hereunder.

8.	Dividends and Voting Rights. Upon issuance of the shares of Restricted Stock, Participant shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect thereto; provided, however, that dividends or distributions declared or paid on the shares of Restricted Stock by the Company prior to vesting with respect to such Shares shall be deferred and reinvested in shares of Restricted Stock based on the Fair Market Value of a Share on the date such dividend or distribution is paid or made (provided that no fractional Shares will be issued), and the additional shares of Restricted Stock thus acquired shall be subject to the same restrictions on transfer, forfeiture and vesting conditions as the shares of Restricted Stock in respect of which such dividends or distributions were made.

9.	No Right to Continued Employment or Service. Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or any Affiliated Company to terminate Participant’s Continuous Service, nor confer upon Participant any right to continuance of his or her Continuous Service.

10.	Withholding of Taxes.

10.1 Prior to the delivery to Participant of a stock certificate or evidence of book entry Shares with respect to shares of Restricted Stock which have vested, Participant shall pay to the Company the federal, state and local income taxes and other amounts as may be required by law to be withheld by the Company (the “Withholding Taxes”) with respect to such shares of Restricted Stock. The Participant may satisfy such tax withholding obligation, in whole or in part by one or more of the following: (i) paying by cash or check, (ii) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (iii) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of such Shares otherwise deliverable to Participant under this Award through such means as the Company may determine in its sole discretion equal to the amount required to be withheld. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable shares of Restricted Stock otherwise are scheduled to vest, Participant will permanently forfeit such Shares.

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10.2 Participant understands that Participant may elect to be taxed at the time the shares of Restricted Stock are awarded rather than when the shares of Restricted Stock vest by filing an election under Section 83(b) of the Code with the Internal Revenue Service within 30 days from the Grant Date. THE PARTICIPANT (AND NOT THE COMPANY OR ANY OF ITS AGENTS) SHALL BE SOLELY RESPONSIBLE FOR APPROPRIATELY FILING THE 83(B) ELECTION FORM, EVEN IF PARTICIPANT REQUESTS THE COMPANY OR ITS AGENTS TO MAKE THIS FILING ON PARTICIPANT’S BEHALF. THE 83(B) ELECTION FORM MUST BE FILED WITH THE INTERNAL REVENUE SERVICE WITHIN 30 DAYS AFTER GRANT DATE OF THIS RESTRICTED STOCK.

11.	Participant Bound by the Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

12.	Modification of Agreement. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by the parties hereto.

13.	Notices. All notices required or permitted in connection with this Agreement shall be in writing and shall be deemed delivered and received: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile to the specified address or number, if sent during normal business hours of the recipient; if not, then on the next business day, (iii) three days after having been sent by registered or certified mail to the specified address, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier directed to the specified address for next day delivery, with written notification of receipt. All communications shall be sent to the address of Participant set forth on the Company’s records, and, if to the Company, at the Company’s principal place of business, or at such other address or electronic mail address as any party hereto may designate in advance.

14.	Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

15.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada without giving effect to the conflicts of laws principles thereof.

16.	Assignment. The Company may assign this Agreement or any of its rights under this Agreement to single or multiple assignees. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred or delegated by Participant without the prior written consent of the Company. Any attempt by Participant without such consent to assign, transfer or delegate any rights, duties or obligations that arise under this Agreement shall be void.

17.	Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of Participant’s legal representatives. All obligations imposed upon Participant and all rights granted to the Company under this Agreement shall be binding upon the Participant’s heirs, executors, administrators and successors.

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18.	Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Administrator. Any determination made hereunder shall be final, binding and conclusive on Participant, the Participant’s heirs, executors, administrators and successors, and the Company for all purposes.

19.	Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, nor prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted to both parties hereunder are cumulative and shall not constitute a waiver of either party’s right to assert any other legal remedy available to it.

20.	Entire Agreement. This Agreement and the terms and conditions of the Plan constitute the entire understanding between Participant and the Company, and supersede all other agreements, whether written or oral, with respect to the Award.

21.	Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

22.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties have executed this Restricted Stock Award Agreement as of the date first above written.

NUZEE, INC.	PARTICIPANT

By:
Name:	Name:
Title:	Title:

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